UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 23, 2014

McDERMOTT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Republic of Panama	001-08430	72-0593134
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification number)

757 N. Eldridge Parkway Houston, Texas	77079
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (281) 870-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 25, 2014, McDermott International, Inc. (“McDermott”) announced that Perry L. Elders, Senior Vice President and Chief Financial Officer, had resigned from his positions with McDermott, effective August 23, 2014, and that Stuart Spence has been appointed Executive Vice President and Chief Financial Officer of McDermott. Mr. Elders will be pursuing other opportunities.

Mr. Spence, age 45, has approximately 19 years of combined financial and operational management experience with companies in oilfield products and services and engineering and construction businesses. Immediately prior to joining McDermott, Mr. Spence served as Vice President, Artificial Lift for Halliburton Company, where he had overall strategic and operational responsibility for Halliburton’s artificial lift product and service line. Previously, he served as Senior Director, Strategy and Marketing for Halliburton’s Completion and Production Division. Mr. Spence joined Halliburton following Halliburton’s acquisition of Global Oilfield Services Inc. in November 2011. He served as Executive Vice President and Chief Financial Officer of Global Oilfield Services from 2008 to 2011 and as Executive Vice President, Strategy, in 2011 in connection with the sale to Halliburton. His prior experience also includes positions of increasing financial and management responsibility at: Green Rock Energy, LLC; and Vetco International Ltd. (holding company for Aibel Ltd., an oilfield facilities maintenance and construction company, and Vetco Gray, Inc., a subsea production and drilling equipment company). In his role as Chief Financial Officer, Mr. Spence will be McDermott’s principal financial and accounting officer.

McDermott and Mr. Spence have entered into a letter agreement relating to his employment with McDermott. Under that letter agreement, Mr. Spence will be provided with, among other things, the following items of compensation:

•	an annual base salary of $475,000;

•	a one-time award of restricted stock units with a grant date value of $1.3 million, which is intended to compensate him for the forfeiture of incentives from his former employer;

•	participation in McDermott’s long-term incentive award arrangements, commencing in 2014, with the 2014 awards consisting of (1) restricted stock units with a grant date value of $600,000 and (2) performance shares with a target value of $400,000;

•	participation in McDermott’s annual cash bonus plan, the Executive Incentive Compensation Plan (the “EICP”), beginning in 2015; and

•	participation in the McDermott International, Inc. Director and Executive Deferred Compensation Plan.

McDermott will also enter into a Change-in-Control Agreement with Mr. Spence, in substantially the same form as the form of Change-in-Control Agreement previously entered into with Mr. Elders.

In connection with Mr. Elders’ resignation, McDermott and Mr. Elders entered into a Separation Agreement. The Separation Agreement provides for various severance benefits to be provided to Mr. Elders, in exchange for, among other things, his agreement to several restrictive covenants.

The severance benefits include: (1) a lump-sum cash severance payment in the amount of $640,000, payable currently; (2) each currently outstanding restricted stock unit (“RSU”) award granted pursuant to the 2009 McDermott International, Inc. Long Term Incentive Plan (the “LTIP”) and held by Mr. Elders which would, absent his resignation from employment, remain outstanding and continue to vest through March 15, 2016 would, subject to certain conditions, vest and be settled on the first to occur of (a) the date such award would otherwise be settled in accordance with the terms of the LTIP and the applicable grant agreement, as if his employment had continued, and (b) March 15, 2015; (3) payment of an amount to fund three months of continuing health insurance coverage under the Consolidated Omnibus Reconciliation Act; and (4) reimbursement of certain expenses. All other outstanding unvested equity or performance-based awards previously granted to Mr. Elders have been forfeited. Any vested stock options held by Mr. Elders will continue be exercisable for the remainder of their respective terms.

Under the Separation Agreement, Mr. Elders’ benefits under the McDermott International, Inc. Director and Executive Deferred Compensation Plan became fully vested as of the date of his resignation, with such amounts to be paid in accordance with the terms of that plan.

The above description of the Separation Agreement is not complete and is qualified by reference to the complete document. A copy of the Separation Agreement is filed as Exhibit 10.2 to this report and is incorporated into this Item 5.02 by reference.

A copy of McDermott’s press release relating to the above-referenced announcement is furnished with this report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Letter Agreement dated August 8, 2014 between McDermott International, Inc. and Stuart Spence.

10.2	Separation Agreement dated as of August 23, 2014 by and between Perry L. Elders and McDermott International, Inc.

99.1	Press Release dated August 25, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McDERMOTT INTERNATIONAL, INC.

By:	/s/ Liane K. Hinrichs
Liane K. Hinrichs
Senior Vice President, General Counsel and Corporate Secretary

Date: August 25, 2014

EXHIBIT INDEX

No.	Description

10.1	Letter Agreement dated August 8, 2014 between McDermott International, Inc. and Stuart Spence.

10.2	Separation Agreement dated as of August 23, 2014 by and between Perry L. Elders and McDermott International, Inc.

99.1	Press Release dated August 25, 2014.